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                                                          SEC File No. 333-48675
                                                                  Rule 424(b)(3)
                                                                      PROSPECTUS

                     SUMMIT ENVIRONMENTAL CORPORATION, INC.

                         500,000 Shares of Common Stock
         (For the account of a distributing shareholder, SuperCorp Inc.)

         Summit Environmental Corporation, Inc. ("the Company") is a recently formed, development-stage shell company without significant assets or any business. It was formed by SuperCorp Inc., an Oklahoma corporation
("SuperCorp"), for the purpose of (i) creating a public market for the Company's securities by distributing to SuperCorp's approximately 650 shareholders ("the
Spinoff") 500,000 shares of the Company's Common Stock ("the Spinoff Shares"),
(ii) merging with another Texas corporation, Summit Technologies, Inc. ("Summit
Technologies") ("the Merger"), which other corporation is a viable company with significant assets and an ongoing business, and (iii), following the Merger, engaging in the business and activities now being conducted by Summit
Technologies - marketing products developed by other companies but under license to Summit Technologies. These products include (i) a fire suppressant certified by the EPA as a replacement for Halon 1211, (ii) environmentally safe industrial chemicals and cleaners, (iii) a non-prescription, natural-substances pill designed to increase energy, alleviate stress, and promote hormonal balances, and (iv) a weight-loss tablet and a topical application that employ chitosan as their main ingredient.

         There is no assurance the Merger will be approved by the shareholders of Summit Technologies. Should it not be approved, the Company would be what the Securities and Exchange Commission calls a "blank check company" without significant assets or a business. Because of this, regulations of the Commission require that the certificates representing the 500,000
                                                        (continued on next page)

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                           PROSPECTUS SUPPLEMENT NO. 1

The proposed merger described herein, between the Company and Summit
Technologies, Inc., was approved by a vote of the shareholders of both companies and became effective on December 2, 1998.

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


====================================================================================================
                                                               UNDERWRITING           PROCEEDS TO
                                      PRICE TO                 DISCOUNTS AND             OTHER
                                      RECIPIENT                 COMMISSIONS           PERSONS(1)
----------------------------------------------------------------------------------------------------
Per Share                             $0.001(2)                     $0                  $0.001
----------------------------------------------------------------------------------------------------
500,000 Shares                         $500(3)                      $0                  $500(4)
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

                The date of this Prospectus is November 10, 1998.